Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Gentium S.p.A. for the registration of 300,000 of its American Depositary Shares and to the incorporation by reference therein of our reports dated April 1, 2013, with respect to the financial statements of Gentium S.p.A. and the effectiveness of internal control over financial reporting of Gentium S.p.A. included in its Annual Report (Form 20-F) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

Reconta Ernst & Young S.p.A.

/s/ Reconta Ernst & Young, S.p.A.

Milan, Italy
August 22, 2013